CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Specialty Series of our report dated December 23, 2019, relating to the financial statements and financial highlights, which appears in AIG Commodity Strategy Fund, AIG ESG Dividend Fund, AIG Focused Alpha Large-Cap Fund, AIG Focused Growth Fund, AIG Income Explorer Fund and AIG Small-Cap Fund’s Annual Report on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

February 26, 2020